EXHIBIT 32

BELMOND LTD.

Section 1350 Certification

The undersigned hereby certify that this report of Belmond Ltd. for the periods presented fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the periods presented in the report.

/s/ H. Roeland Vos	/s/ Martin O’Grady
H. Roeland Vos	Martin O’Grady
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer

Dated: February 28, 2019

A signed original of this written certification has been provided to Belmond Ltd. and will be retained by Belmond Ltd. and furnished to the Securities and Exchange Commission or its staff upon request.